Exhibit 10.2

STRATEGIC ALLIANCE, CO-MARKETING

AND LICENSING AGREEMENT

This Strategic Alliance, Co-Marketing and Licensing Agreement (this “Agreement”) is made and entered into as of the 31st day of May, 2003 by and between Hoppensteadt Acquisition Corp., an Illinois corporation (“Supplier”) and Electric City Corp., a Delaware corporation (“ECC”).

W I T N E S S E T H:

WHEREAS, Supplier is a seller of electrical distribution devices and equipment, including items which Supplier manufactures and items which Supplier purchases from others and resells; and

WHEREAS, ECC and its subsidiaries are engaged in the business of providing energy management services and building control systems; and

WHEREAS, ECC desires from time to time to purchase items from Supplier, which items may be incorporated into products or services being sold by ECC and/or its subsidiaries or may be purchased for resale; and

WHEREAS, the parties desire to enter into this Agreement with respect to the terms upon which ECC may from time to time place purchase orders with Supplier for ECC’s own account and from time to time act as a sales representative or reseller for Supplier’s products and with respect to certain other matters;

NOW, THEREFORE, the parties agree as follows:

1.             Definitions.  Certain capitalized terms are defined in the text hereof.  In addition, the following terms have the meanings ascribed below when used in this Agreement:

“Due Date” means, with respect to any Order for Products, the date specified in such Order for the Products specified therein to be shipped.

“ECC Order” means a purchase order transmitted by ECC to the Supplier for Products under this Agreement under which ECC is the purchaser, which purchase order may be either a hardcopy document or an EDI instrument sent to the Supplier via email or internet or by another telecommunications means which has been used to communicate with respect to this Agreement.

“EDI” means electronic data interchange, including email.

“Margin” means the profit after taking into consideration all costs associated with producing the product including the cost of materials, shipping costs, costs of overhead, including internal and external sales commissions, engineering costs if any and any and all associated labor costs, both direct and indirect.

“Order” means either an ECC Order or a Third Party Order, as applicable.

“Product” means a product or service which the Supplier sells (which may be proprietary or may be a product which is manufactured by a third party and which Seller purchases for resale), as specified in the applicable Order, together with any related product literature and documentation, operation, maintenance and safety manuals, and warranties (including pass-through of any warranties of the Supplier=s vendors).

“Third Party Customer” means a purchaser of Products which ECC has identified and for which ECC has issued an Order to the Supplier or from which ECC has obtained an Order and transmitted it to the Supplier, or which has directly transmitted an Order to the Supplier pursuant to sales solicitation efforts of ECC.

“Third Party Order” means a purchase order transmitted by ECC or a Third Party Customer to the Supplier for Products under this Agreement under which the Third Party Customer is the purchaser, which purchase order may be either a hardcopy document or an EDI instrument sent to the Supplier via email or internet or by another telecommunications means which has been used to communicate with respect to this Agreement.

2.             Appointment of ECC as Sales Representative.  The Supplier hereby appoints and authorizes, subject to the terms and conditions herein, ECC as a non-exclusive independent sales representative for the purpose of soliciting and transmitting to the Supplier Third Party Orders for all of Supplier’s Products and services.  ECC agrees to use reasonable efforts to solicit orders and promote the sale of the Supplier’s products on projects and to customers that ECC has identified as prospective targets (“Targets”).  ECC shall have the right to be the exclusive sales representative for the Supplier to all accounts listed on the attached Exhibit A (as it may be modified and in effect from time to time, the “Exclusive Target List”), except that the parties recognize and acknowledge that Supplier may not be able to grant exclusivity to ECC with regard to certain Products that Supplier resells from others.  ECC and Supplier shall mutually agree on additions to the Exclusive Target List from time to time based on consideration of the strength of ECC’s customer relationships.  ECC additionally agrees to promote Supplier’s products from time-to-time with the specifying engineering community.  Such sales efforts may result in additions to the Exclusive Target List if mutually agreed to by both parties.  ECC shall be solely responsible for all costs and expenses relating to its activities as such a sales representative, and be an independent contractor and have no power or right to create any obligation or liability, express or implied, on behalf of the Supplier.

3.             Sales of Products.  The Supplier hereby agrees to sell and deliver to ECC or its Third Party Customers Products in accordance with the terms and conditions of this Agreement and Orders transmitted to the Supplier from time to time and accepted while this Agreement remains in effect.

4.             Commissions.  The Supplier shall pay ECC commissions based upon the net invoice of shipments of Products under Third Party Orders, exclusive of freight and transportation costs and any applicable sales or similar taxes.  The commission amount will be set according to the terms set forth on Exhibit B attached and may be amended from time to time by agreement of the parties.

Commissions shall be payable on or before the 30th day of the month following the receipt of payment from the customer.  Upon termination of this Agreement, the Supplier will submit to ECC, within ninety (90) days following the date of such termination, a final accounting of the amount owed to ECC pursuant to this Section 4.  At any time, ECC may desire to act as a full project supplier, and under such terms will act as a full reseller of Supplier’s Products and will earn a negotiated markup on such a transaction.

5.             Term of Agreement.

(a)           This Agreement shall commence on May 30, 2003 and shall have an initial term of five (5) years and shall thereafter automatically be extended for subsequent one (1) periods unless either party terminates this Agreement.  This Agreement shall automatically terminate if ECC is acquired by or merged with or into any direct competitor of Supplier.

(b)           ECC may terminate this Agreement pursuant to the provisions of Subsection 10(b).

(c)           Either party may terminate this Agreement on a prospective basis by giving the other party not less than ninety (90) days=notice of such termination, with such termination to be effective at the end of the then current term hereof unless the notice of termination specifies an earlier date (which shall be not less than ninety (90) days after the date upon which such notice of termination is given).

(d)           Except as otherwise provided in Section 10, no Order which has been placed and accepted hereunder shall be affected by any such termination (unless the parties agree otherwise at that time) and this Agreement shall continue to be applicable to all such pending Orders until the same have been completed, even if such completion runs beyond the specified date of termination.

(e)           Each party=s obligations under this Agreement which by their nature and language would continue beyond the termination, expiration or cancellation of this Agreement shall survive said termination, expiration or cancellation of this Agreement.

6.             Prices, Terms of Payment.

(a)           Except as set forth in Subsection 4(c) below, the Supplier=s prices for Products hereunder shall be its best available prices generally in effect from time to time.  Notwithstanding any other provision of this Agreement, Supplier and ECC agree to mutually cooperate at all times on respective prices, commissions and markups and to share proportionately in any price concessions in order to win business.  This provision does not create a binding obligation on either party to accept any specific order and concession.

(b)           Payment terms for Products shipped under each Order accepted hereunder shall be the Supplier’s standard terms in effect from time to time except as otherwise provided in the applicable Order.

(c)           Any Order may specify prices for the Products thereunder and unless the Supplier gives a timely notice that such prices are not acceptable (or such Order is not accepted) as required by Subsection 5(b) hereof, such prices shall be the applicable prices under such Order.

7.             Orders.

(a)           Order shall be in writing and may be on ECC’s or the applicable Third Party Customer’s standard Order form.  Each Order will specify the type(s) of Product(s) ordered, quantities, applicable Due Dates, and the location to which such Products are to be shipped.

(b)           The terms and conditions of this Agreement shall take precedence and govern any accepted Order, notwithstanding any contrary terms and conditions in such Order, unless such Order specifically states otherwise and references this Agreement and the provision hereof which is to be superseded in respect of such Order and the Supplier affirmatively acknowledges such change to ECC in writing, in which case such conflicting provision contained in such Order shall control as to that Order.

8.             Representations and Warranties.

(a)           ECC hereby represents and warrants to the Supplier that ECC has all requisite power and authority to enter into and perform its obligations under this Agreement and that this Agreement has been duly and validly executed and delivered by ECC and constitutes the valid, binding and enforceable obligation of ECC.

(b)           The Supplier hereby represents and warrants to ECC that the Supplier has all requisite power and authority to enter into and perform its obligations under this Agreement and that this Agreement has been duly and validly executed and delivered by the Supplier and constitutes the valid, binding and enforceable obligation of the Supplier.

(c)           All Products sold under this Agreement or any Order shall be subject to the Supplier’s standard warranty in effect at the time, which warranty shall extend to the original end user of the Product, including, in the case of Products purchased by ECC and resold new, ECC’s customer.  All standard written product warranties offered by any vendor to the Supplier whose goods are incorporated into any Products or are resold by the Supplier as Products shall be passed through or assigned by the Supplier to original end users in accordance with the terms of such warranties.

9.             Advertising, Brand Naming Rights, Customer Access, Product Marketing and Trademarks.

(a)           The Supplier will provide to ECC copies of inputs for all advertising literature and advertising materials of the Supplier relating to the Products.  The Supplier agrees that ECC may use such information and materials in ECC=s advertising and promotional materials, including any internet “web” page, and the Supplier hereby consents and gives permission to ECC to reproduce any photographs , artwork and other graphic images which may be provided by the Supplier for such use.

The Supplier agrees that ECC shall have no liability for any content which has been provided by the Supplier and the Supplier agrees to indemnify and hold harmless ECC for any claims, actions or proceedings based on or arising out of any information, photography,  logos or other artwork or graphics provided by the Supplier, including, without limitation, any claim of infringement of any trademark, trade name or similar right of any third party.  The Supplier hereby consents to ECC=s use of the name of the Supplier in ECC=s promotional and advertising efforts.  ECC may also private label Supplier’s Products where appropriate under the name Electric City Corp.

(b)           If requested by ECC in connection with any Orders for Products which ECC intends to resell to end users, the Supplier will place on such Products (or packaging therefore) a statement in form and substance acceptable to ECC to the effect that such Products have been manufactured by the Supplier for ECC.

(c)           Except as set forth above, neither party shall use, without the prior written consent of the other, any trademark, trade name of the other, or any other word or devices likely to be confused therewith as part of its corporate, firm or trade name in connection with any form of advertisement or otherwise.

(d)           For the term of this Agreement and any extensions, ECC shall have access to all records and contact information for Supplier’s customers and the end users who have purchased the Supplier’s products at any time.  ECC will have the right to pursue the sale of ECC’s energy saving and building automation technologies to such customers and end users.  ECC and Supplier will cooperate on joint marketing initiatives to pursue the sale of each party’s products and services to such customers and end users.  ECC will also have the right to pursue the sale of ECC’s energy saving and building automation technologies to any customers that ECC sells Supplier’s Products to.

(e)           For the term of this Agreement and any extension, ECC will retain the rights to the brand name, TP3 and Total Primary Power Package.  ECC may pursue the sale of this concept in the future and will give Supplier the right of first offer to manufacture the system with respect to such sales.  In the event that the Supplier declines any such first offer, ECC shall be free to source the system or any elements thereof from other vendors (and any such action in such circumstances by ECC shall not be deemed to be in violation of any non-competition agreements between ECC and the Supplier).

(f)            Supplier agrees that, for the term of this Agreement and any extensions, if Supplier desires to sell energy saving or building automation systems, it will only sell those systems produced and supplied by ECC.  ECC agrees to provide Supplier with similar rights as are provided to ECC by Supplier under this Agreement, to the extent that ECC can do so without violating any other agreements it may have with sales representatives, distributors and dealers of its products.  While this Agreement is in effect and for a period of one (1) year thereafter, Supplier agrees not to compete with ECC in any manner related to the sale of energy savings and building automation systems and service.

10.           Default.

(a)           Time is of the essence on all Orders.  In the event that the Supplier for any reason anticipates difficulty in complying with the requirements of any Order, the Supplier shall promptly notify ECC and, if applicable, the affected Third Party Customer thereof in writing.  Accordingly,

(i)            if the Supplier fails to perform in respect of any Order within the time specified herein or any extension thereof; or

(ii)           if the Supplier fails to perform any of the provisions of any Order, or so fails to make progress so as to endanger timely performance of any Order in accordance with its terms;

and in either of these two circumstances the Supplier does not cure such failure within a period of thirty (30) days after receipt of notice thereof from ECC or the affected Third Party Customer, then ECC or the affected Third Party Customer may by written notice of default to the Supplier, terminate the whole or any part of any affected Order (except with respect to Products already completed and received and accepted by the purchaser under such Orders hereunder).

(b)           In addition, in the event that the Supplier shall be in breach or default of any term, condition or covenants of this Agreement or any Order placed hereunder and such breach or default shall continue for a period of thirty (30) days after the giving of written notice thereof to the Supplier, or if any bankruptcy or insolvency proceeding is commenced by or against the Supplier or in the event of appointment of a receiver or trustee for the Supplier or its assets  or an assignment by the Supplier for the benefit of creditors, then ECC shall have the right to terminate this Agreement by written notice to the Supplier or to cancel any affected ECC Order(s) without any charge, obligation or liability whatsoever except as to the payment for Products already completed and received and accepted by ECC.

(d)           The rights and remedies provided in this Section 10 shall not be exclusive and are in addition to any other rights and remedies provided hereunder or by law.

11.           Notices.  All notices or requests required to be given hereunder and all other communications related to the Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, or sent by telefax or confirmed email, or overnight delivery courier service as follows:

If to ECC:	Electric City Corp.
1280 Landmeier Road
Elk Grove Village, IL 60007
Attention: Chief Executive Officer
Facsimile: (847) 437-4969
Telephone: (847) 437-1666
Email:

If to the Supplier:	Hoppensteadt Acquisition Corp.
2820 South 19th Avenue
Bridgeview, IL 60155
Attention: Dale Hoppensteadt
Facsimile: (708) 450-1032
Telephone: (708) 450-0990
Email:

12.           Independent Contractors.  It is understood and agreed that ECC and the Supplier are, and at all times during the effective period of this Agreement shall remain, independent contractors.  This Agreement shall not be construed as creating any relationship between ECC and the Supplier=s employees.

13.           Assignment.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party, and any purported assignment without such consent will be void.

14.           Waivers and Amendments.  The failure of either party hereto to enforce at any time any of the provisions of this Agreement, to exercise any election or option provided herein, or to require at any time the performance by the other party of any of the provisions herein will not in any way be construed to be a waiver of such provisions or the right to enforce the same at any later time.  No amendment, modification, or waiver of any provisions of this Agreement or consent to the departure therefrom shall be effective unless in writing signed by duly authorized officers or representatives of both parties.

15.           Severability.  If any term or provision of this Agreement shall be found to be illegal or unenforceable then, notwithstanding same, this Agreement shall remain in full force and effect and such term or provision shall be deemed stricken, but the parties shall negotiate in good faith to try agree upon a replacement provision hereto which will be legal and enforceable and has the effect of providing substantially the same rights and benefits as the provision which has been deemed stricken.

16.           Headings.  The headings of each section of this Agreement are provided for convenience only and are not part of this Agreement.  If any conflict of interpretation arises between a heading and the text of this Agreement, the text will control.

17.           Governing Law.  This Agreement will be governed by the internal laws (as opposed to conflicts of laws) of the State of Illinois, and by applicable United States federal law.

18.           Entire Agreement.  This Agreement and the attachments hereto and made a part hereof sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior agreements and understandings.

19.           Binding Arbitration.  Any controversy, dispute or claim between the parties arising out of, related to or in connection with this Agreement or the performance or breach hereof shall be submitted to and settled by arbitration conducted by the American Arbitration Association in Chicago, Illinois, in accordance with its commercial arbitration rules as then in effect; provided that the arbitration shall be by a single arbitrator mutually selected by ECC and Supplier, and if the parties do not agree within twenty (20) days after the date of notification of a request for such arbitration made by either of the parties, the selection of the single arbitrator shall be made by the American Arbitration Association in accordance with said rules.  In addition to, and not in substitution for any and all other relief in law or equity that may be granted by the arbitrator, the arbitrator may grant equitable relief and specific performance to compel compliance hereunder.  The determination of the arbitrator shall be accompanied by a written opinion of the arbitrator and shall be final, binding and conclusive on the parties, and judgment on the arbitrator’s award, including without limitation equitable relief and specific performance, may be entered in and enforced by any court having jurisdiction thereof.  Fees and expenses of the American Arbitration Association and of the arbitrator shall be borne as shall be determined by the arbitrator, and the arbitrator may in his discretion award attorneys’ fees and expenses in addition to any other remedy that is allowed and regardless of whether such remedy includes an award of damages.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first set forth above.

HOPPENSTEADT ACQUISITION CORP.

By:	/s/ Dale Hoppensteadt
Name:	Dale Hoppensteadt, President

ELECTRIC CITY CORP.

By:	/s/ Jeffrey Mistarz
Name:	Jeffrey Mistarz
Title:	CFO & Treasurer